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                                                           Exhibit 5

      [LETTERHEAD REINHART BOERNER VAN DEUREN NORRIS & RIESELBACH, S.C.]

                               Attorneys at Law


                                 July 22, 1996



The Female Health Company
919 North Michigan Avenue
Suite 2208
Chicago, IL  60611

Gentlemen:

     We are providing this opinion in connection with the Registration Statement of The Female Health Company, a Wisconsin corporation (the "Company"), on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance by the Company of up to 130,000 shares of Company common stock, $.01 par value per share (the "Shares"), pursuant to the provisions of The Female Health Company 1991 Management Incentive Plan (the "Plan").

     We have examined (i) the Registration Statement, (ii) the Company's Amended and Restated Articles of Incorporation and By-Laws, (iii) the Plan, (iv) the corporate proceedings relating to the adoption of the Plan, the issuance of the Shares and the organization of the Company, and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

     Based upon the foregoing, it is our opinion that:

     1. The Company is a corporation existing under the laws of the State of Wisconsin and, based solely on a certificate of the Secretary of State of Wisconsin; (a) has filed with the Secretary of State during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under Wisconsin Statutes Section
          180.1421 to cause its administrative dissolution; (c) no determination has been made by the Secretary of State that grounds exist for such action; (d) no filing has been made with the Secretary of State of a decree of dissolution with respect to the Company; and (e) Articles of Dissolution of the Company have not been filed with the Secretary of State.
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The Female Health Company
July 22, 1996
Page 2


     2. The Shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company, except as provided in Wisconsin Statutes Section 180.0622(2)(b) as interpreted.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                              Yours very truly,

                              REINHART, BOERNER, VAN DEUREN,
                              NORRIS & RIESELBACH, s.c.

                              BY  /s/ James M. Bedore

                                      James M. Bedore